Exhibit 10.1

LOAN AGREEMENT

(Revolving Line of Credit Loan and Term Loan)

This Loan Agreement (the “Agreement”) is dated for reference purposes as of August 19, 2005, between POORE BROTHERS, INC., a Delaware corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

Unless defined elsewhere in this Agreement, defined terms used herein have the meanings given them in the Definitions Section hereof.

Factual Background

A.            Bank has agreed to extend credit and/or other financial accommodations to Borrower a follows: (1) Bank has agreed to make a revolving line of credit loan (“Facility 1”) to Borrower in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) (the “Facility 1 Maximum Committed Amount”), and (2) Bank has agreed to make a term loan (“Facility 2”) to Borrower in the principal amount of Seven Hundred Fifty Six Thousand Six Hundred Two and 56/100 Dollars ($756,602.56) (each, individually, a “Loan” and collectively, the “Loans”).  Borrower will use Facility 1 and Facility 2 to refinance existing indebtedness of Borrower to Bank and for working capital of Borrower.

B.            Borrower is executing (1) a promissory note payable to Bank evidencing Facility 1 (the “Facility 1 Note”) and a promissory note payable to Bank evidencing the Facility 2 (the “Facility 2 Note”).  Facility 1 and Facility 2 will be secured by a Security Agreement covering all business assets of Borrower. The Facility 1 Note and the Facility 2 Note are herein collectively referred to as the “Notes.”

C.            The following parties have each agreed to guaranty all or certain of Borrower’s obligations to Bank in accordance with one or more Guaranties:

(1)           La Cometa Properties, Inc., an Arizona corporation (“La Cometa”)

(2)           Poore Brothers - Bluffton, LLC, a Delaware limited liability company (the “PBC”)

(3)           Tejas PB Distributing, Inc., an Arizona corporation (“Tejas”)

(4)           Boulder Natural Foods, Inc., an Arizona corporation (“Boulder”)

(5)           BN Foods Inc., a Colorado corporation (“BN Foods”)

D.            This Agreement and the Notes, together with all of their exhibits (if any), and all other documents which evidence, guaranty, secure, or otherwise pertain to the Credit Facilities, including the Loans, collectively constitute the “Loan Documents.”

THEREFORE, Bank and Borrower agree as follows:

Agreement

Definitions:  The following capitalized words and terms shall have the meanings set forth in the “Factual Background” section above, or if not defined therein, shall have the following meanings when used in this Agreement.  All references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  The term “Guarantor,” as used in this Agreement and the other Loan Documents shall apply only if any such party exists, and should be ignored if inapplicable.

“Account” means Borrower’s checking account number 151701212137 at Bank.

“Affiliate of” or “affiliated with” means in control of, controlled by or under common control with.

“Capital Expenditures” shall mean the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the books of Borrower under GAAP.

“Covered by Insurance” is when defense of a lawsuit has been tendered to the applicable insurance carrier under a valid insurance policy that provides coverage with respect to the claim and has a deductible amount of less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), such insurance carrier has accepted such tender of defense, and such insurance carrier proceeds with such defense without denying liability for any part of such claim which could result in liability of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more to Borrower or any Guarantor.

“Credit Facilities” means all extensions of credit from the Bank to Borrower, whether now existing or hereafter arising, including but not limited to the Loans described in Recital A above.

“Default Rate” has the meaning given it in the Note; provided, however, that if a default rate is not used or defined in the Note, “Default Rate” shall mean a per annum interest rate of five percent (5%) in excess of the rate of interest charged from time to time under the Note.  If more than one Note Rate (as such term is defined below) applies, the “Default Rate” shall mean a per annum interest rate of five percent (5%) in excess of the highest Note Rate.

“EBITDAR” means, for Borrower for the applicable period, net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus rent or lease expense, plus One-Time Expenses, minus One-Time Income Items.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“Events of Default” means those events of default set forth in Section 5.1 (each, an “Event of Default”).

“Facility 1” has the meaning set forth in Recital A above.

“Facility 1 Expiration Date” has the meaning set forth in Section 2.2 below

“Facility 1 Maximum Committed Amount” has the meaning set forth in Recital A above.

“Facility 1 Note” has the meaning set forth in Recital B above.

“Facility 2” has the meaning set forth in Recital A above.

“Facility 2 Note” has the meaning set forth in Recital B above.

“Fixed Charge Coverage Ratio” means, for Borrower, (a) EBITDAR minus cash taxes, cash dividends, and Unfinanced Capital Expenditures, divided by (b) the sum of all required principal payments (on short and long term debt and capital leases), interest and rental or lease expense.

“GAAP” means generally accepted accounting principles, consistently applied.

“Guarantor” means, each person or entity guaranteeing all or any portion of Borrower’s obligations under the Loan Documents, or all or any portion of any other party’s obligations under the Loan Documents, pursuant to a Guaranty, including those parties described in Recital C above (collectively, the “Guarantor” or “Guarantors”).  “Guarantor” also means any indemnitor under any indemnity agreement.

“Guaranty” means, each guaranty executed or required to be executed in favor of Bank in connection with any of the Credit Facilities, including each continuing guaranty, payment guaranty, payment and performance guaranty, or other guaranty or indemnity agreement (collectively, the “Guaranty” or “Guaranties”).

“Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as “www.poorebrothers.com” or such other universal resource locator that the Borrower shall designate in writing to Bank as its corporate home page on the World Wide Web.

“Hazardous Substance” means and includes any substance, material, or waste, including asbestos, petroleum, and petroleum products (including crude oil), that is or becomes designated, classified, or regulated as “toxic” or “hazardous” or a “pollutant,” or that is or becomes similarly designated, classified, or regulated, under any federal, state, or local law, regulation, or ordinance, but does not include any such substance that is a customary and ordinary household, cleaning, or office product used by Borrower or any tenant or agent of Borrower, provided such use is in accordance with applicable hazardous materials laws and regulations..

“Indemnified Costs” means all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Bank’s counsel), including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work (with respect to any property), or any resulting damages, harm, or injuries to the person or property of any third parties or to any natural resources, excepting those arising out of, or resulting, solely from the applicable Indemnified Party’s gross negligence or willful misconduct.

“Indemnified Parties,” means Bank, its parent, subsidiary, and any affiliated companies, any assignees of any of Bank’s interest in any of the Credit Facilities or the Loan Documents, any owners of participation or other interests in any of the Credit Facilities or the Loan Documents, and the officers, directors, employees, and agents of each of them (each individually, an “Indemnified Party”).

“Insolvency Payments” means all monetary obligations incurred or accrued during the pendency of any Insolvency Proceeding regardless of whether allowed or allowable in such proceeding.

“Insolvency Proceeding” means any bankruptcy, receivership, or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

“Loan” and “Loans” have the meanings set forth in Recital A above.

“Notes” means all promissory notes, instruments, reimbursement agreements, or other contracts or agreements evidencing the terms and conditions of the Obligations, including the Facility 1 Note and the Facility 2 Note.

“One-Time Expense” means, for the applicable period, any item of expense that Bank determines in its sole and absolute discretion is a non-recurring, one-time expense (collectively, “One-Time Expenses”)

“One-Time Income” means, for the applicable period, any item of income that Bank determines in its sole and absolute discretion is a non-recurring, one-time income item (collectively, “One-Time Income Items”).

“Request for Credit” means a written request signed by Borrower requesting a disbursement of funds under this Agreement (or a telephonic or Telefax request as allowed pursuant to the terms of this Agreement), together with such documentation and information as Bank may require and meeting the requirements set forth in this Agreement and the other Loan Documents.

“Requirements” means all existing and future laws, regulations, orders, codes, restrictions, and requirements of, and all permits and approvals from, and agreements with and commitments to, all governmental, judicial, or legal authorities having jurisdiction over Borrower’s business.

“Security Agreement” means any pledge, assignment, or grant of a security interest in favor of Bank of all of any portion of Borrower’s assets, including the assignment and security interest created in favor of Bank pursuant to that certain Security Agreement (Blanket - All Business Assets) being executed by Borrower in favor of Bank dated of even date herewith.  Each Security Agreement shall be in form and substance acceptable to Bank.

“Surrendered Payments” means, collectively, the amount of any payments made to Bank or any other party on behalf of Borrower (including payments resulting from liquidation of collateral) which are recovered from the Bank by a trustee, receiver, creditor, or other party pursuant to applicable federal or state law.

“Tangible Net Worth” means (1) the total of all assets properly appearing on the balance sheet of Borrower in accordance with GAAP, less (2) the sum of (i)   the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expenses, (ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the Agreement, (iii) all reserves which have not already been deducted in calculating total assets on Borrower’s balance sheet, including reserves for depreciation, depletion, insurance, and inventory valuation, but not including contingency reserves not allocated for any particular purpose and not deducted from assets, (iv) the amount, if any, at which any shares of stock of Borrower appear on the asset side of such balance sheet, (v) all liabilities of Borrower shown on such balance sheet, (vi) all investments in foreign affiliates and non-consolidated domestic affiliates, and (vii) all accounts or notes due to Borrower from any shareholder, director, officer, employee or affiliate of Borrower or from any relative of such party.

“Unfinanced Capital Expenditures” means, for the applicable period, the sum calculated as follows:  (a) all Capital Expenditures of Borrower, minus (b) all new financing received or assumed by Borrower to fund such Capital Expenditures.

“Unmatured Event of Default” means an event that, with notice or the passage of time, or both, could become an Event of Default.

“Unused Commitment Fee” has the meaning set forth in Section 2.2.

1.             Conditions Precedent to Closing and Disbursements.

1.1          Conditions to Closing.  Before Bank becomes obligated to close the Loans herein contemplated or make any disbursement under this Agreement, the following closing conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Bank in its sole and absolute discretion. No waiver of any closing condition is effective unless expressly made in writing by Bank.

(a)           Financial Statements of Borrower and Other Financial Information.  Borrower shall have delivered to Bank all financial statements and other financial information currently required under the Loan Documents, certified as being true, correct, and complete in all material respects by an authorized officer, manager, member, or general partner of Borrower or other applicable parties.

(b)           Organizational Documents and Certificates.  Borrower shall have delivered to Bank, for each party to each of the Loan Documents:

(i)            All organization documents and evidence of due formation and good standing requested by Bank in its sole and absolute discretion.

(ii)           All resolutions, certificates of authority, incumbency certificates, or other evidence of authorization requested by Bank in its sole and absolute discretion.

(iii)          Evidence of such party’s Federal Tax Identification Number.

(iv)          An Article 9 Certificate in form and substance acceptable to Bank.

(c)           Loan Documents and Other Items.  Borrower shall have duly executed or obtained the due execution of, and delivered to Bank, all Loan Documents and other items required by Bank to be executed in connection with the Loans, including but not limited to this Agreement, the Note, the Security Agreement required hereunder, UCC-1 financing statements, and any and all other such documentation otherwise required by Bank to fulfill the purposes of this Agreement.

(d)           Security Interests Perfected.  Bank’s security interest in all property pledged as collateral security for the Loans, as described in one or more Security Agreements executed by Borrower, and/or any third party pledgor, in favor of Bank, shall have been duly perfected in a first-priority lien position.

(e)           Insurance.  Borrower shall have provided evidence that there is in effect all insurance required by Bank pursuant to this Agreement and the other Loan Documents, written by insurers, and in form and in amount satisfactory to Bank in its sole and absolute discretion.

(f)            Accounts Opened.  Borrower shall have opened all accounts required pursuant to the Loan Documents, if any.

(g)           No Default.  No event shall have occurred and be continuing which would constitute a default or Event of Default (as defined in the applicable document) or an Unmatured Event of Default under any of the Loan Documents.

(h)           Miscellaneous.  Borrower shall have delivered to Bank any other item reasonably deemed necessary by Bank and shall have fulfilled any other condition reasonably required by Bank to fulfill the intention of this Agreement and any Loan commitment issued to Borrower.

1.2          Conditions to Each Disbursement.  Before Bank becomes obligated to make any disbursement of funds or to extend any credit or make any financial accommodation under this Agreement, the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Bank in its sole and absolute discretion.  No waiver of any condition is effective unless expressly made in writing by Bank.

(a)           Closing Conditions.  All closing conditions set forth above shall have been satisfied, and shall be and remain satisfied as of the date of any disbursement of funds or extension any credit, or shall have been waived or deferred by Bank in its sole and absolute discretion.

(b)           Request for Credit.  For each disbursement or extension of credit under this Agreement, Bank shall have received a complete and accurate Request for Credit from Borrower as described below, and Bank shall have determined that all conditions contained in this Agreement to the disbursement set forth in the Request for Credit have been met.

(c)           Representations.  All representations and warranties of Borrower under this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any disbursement of funds or extension any credit.

2.             Credit Facilities.

2.1          Scope.  The agreement governs Facility 1 and Facility 2, and covers other Credit Facilities, unless otherwise agreed to in writing by Bank and Borrower or prohibited by applicable law.  If Bank and Borrower have entered into, or in the future enter into, a separate agreement regarding any Credit Facility other than Facility 1 and Facility 2, in the event of a conflict between the terms of this Agreement and the terms of the other separate written loan agreement or other agreement as to such Credit Facility, the terms of that separate agreement as to such Credit Facility shall control.

2.2          Facility 1 - Revolving Line of Credit Loan.

(a)           Revolving Line of Credit.  Facility 1 is a revolving line of credit.  During the availability period, Borrower may repay principal amounts and reborrow them.

(b)           Availability Period.  The Facility 1 line of credit is available between the date of this Agreement and June 30, 2007 (the “Facility 1 Expiration Date”) unless Borrower is in default.

(c)           Maturity Date.  The maturity date of Facility 1 is June 30, 2007 (the “Facility 1 Maturity Date”).  All sums owing under Facility 1 shall be due and payable no later than the Facility 1 Maturity Date.

(d)           Facility 1 Interest Rate and Repayment Terms.  All advances under Facility 1 shall bear interest at the interest rate set forth in the Facility 1 Note.  The Borrower shall repay Facility 1 pursuant to the terms of the Facility 1 Note.

(e)           Unused Commitment Fee.  Borrower shall pay to Bank an unused commitment fee (the “Unused Commitment Fee”) on the average daily unused portion of Facility 1 at the rate of one-eighth of one percent (0.125%) per annum, such fee calculated quarterly and payable in arrears by Borrower, in immediately available funds, within fifteen (15) days after the end of each calendar quarter for which the fee is owing.

2.3          Facility 2 - Term Loan.

(a)           Term Loan.  Facility 2 is a term loan.  The Facility 2 Loan Amount shall be disbursed concurrently with the closing of the Loans in a single disbursement (unless otherwise agreed by Bank).  Borrower may not reborrow principal amounts repaid under Facility 2.

(b)           Maturity Date.  The maturity date of Facility 2 is July 1, 2006 (the “Facility 1 Maturity Date”).  All sums owing under Facility 1 shall be due and payable no later than the Facility 1 Maturity Date.

(d)           Facility 2 Interest Rate and Repayment Terms.  All advances under Facility 2 shall bear interest at the interest rate set forth in the Facility 2 Note.  The Borrower shall repay Facility 2 pursuant to the terms of the Facility 2 Note.

2.4          Disbursements.

(a)           Disbursement to Pay Fees and Costs; Debit of Loans at Closing.  Acting in its reasonable discretion, Bank may use loan funds to pay fees owing to Bank, interest on the Credit Facilities, legal fees and expenses of Bank’s attorneys which are payable by Borrower, and such other sums as may be owing from time to time by Borrower to Bank with respect to the Credit Facilities, all without further notice to or authorization by Borrower.  Bank at its option may make any such payment on Borrower’s behalf by (a) debiting loan funds in the amount of the payment and disbursing such amount to itself, or (b) disbursing all or part of the payment amount into the Account (if any), and then either debiting the Account (if any) or invoicing Borrower in the amount of the payment(s).  As of the day the Loans close, Bank is authorized to make payments on Borrower’s behalf by debiting loan funds and disbursing such amounts to itself for all costs and expenses payable by Borrower to Bank pursuant to the terms of this Agreement, if such have not been received by Bank in immediately available funds directly from Borrower’s own funds.

(b)           Interest on Disbursements.  Interest on each disbursement, whether initiated by Borrower or Bank, shall be payable from the time Bank debits loan funds in the amount of such disbursement.

(c)           Requests for Credit.   Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank (each, a “Request for Credit”).  Borrower authorizes either Richard Finkbeiner or David Gramza to sign all Requests for Credit and other documents in connection with the administration of the Credit Facilities.  Borrower represents and warrants to Bank that the following signatures are specimen signatures of the persons named in the preceding sentence:

/s/ Rick Finkbeiner	/s/ David A. Gramza
Rick Finkbeiner	David Gramza

(d)           Disbursements Into Account.  Unless Bank and Borrower have otherwise agreed in writing, Bank shall make disbursements into the Account.

(e)           Telephone and Telefax Authorization.

(i)            The Bank may honor telephone or telefax instructions for advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

(ii)           Advances will be deposited in and repayments will be withdrawn from the Account, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(iii)          The Borrower indemnifies, defends, and holds Bank and all Indemnified Parties harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity shall survive the termination of Agreement and/or the payment in full of any and all Credit Facilities.

2.5          Disbursement Conditions.

(a)           Fulfillment of Conditions.  Bank need not make any disbursement under any of the Credit Facilities until Borrower fulfills all conditions of the Loan Documents, at Borrower’s sole cost and expense and in a manner acceptable to Bank in it sole and absolute discretion (unless another standard is specified) including the closing and disbursement conditions set forth in Section 1 above.  If Bank makes a disbursement before fulfillment of one or more required conditions, that disbursement alone shall not be a waiver of such conditions, and Bank reserves the right to require their fulfillment before making any subsequent disbursements.  Bank shall have no obligation to disburse any loan funds or make an financial accommodations to or for Borrower if an Event of Default has occurred or an Unmatured Event of Default has occurred and is continuing.

(b)           Deferral of Conditions; Conditions Subsequent.  If Borrower has not fulfilled all closing and disbursement conditions prior to the date set for closing the Loans, Bank, at its option, may close the Loan and may disburse some or all loan funds subject to Borrower’s compliance with any or all such condition(s) as conditions subsequent to the closing.  In such event, Bank shall notify Borrower of the conditions subsequent that must be met and the time period(s) within which Borrower is required to comply.  If no time period for compliance is specified by Bank as to any condition subsequent, then Borrower shall comply with such condition subsequent within thirty (30) days of the date of closing of the Loans.  Failure of Borrower to comply with all conditions subsequent within the applicable time periods shall be an Event of Default hereunder.

2.6          Automatic Deduction.

(a)           Payments and Fees.  Borrower agrees that payments and fees due from Borrower to Bank on the Notes and/or pursuant to the terms of this Agreement or other Loan Documents (each a “Payment” and collectively, “Payments”), including any Unused Commitment Fees due hereunder, will be deducted automatically on the due date from the Account.

(b)           Date of Debit.  Bank will debit the Account on the dates that Payments become due.  If a due date does not fall on a Banking Day (as such term is defined in the Note), Bank will debit the Account on the first Banking Day following the due date.

(c)           Maintenance of Funds.  Borrower will maintain sufficient funds in the Account on the dates Bank enters debits authorized by this Agreement.  If there are insufficient funds in the Account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

(d)           Security.  Borrower hereby grants to Bank a security interest in the Account, and any other accounts from which Borrower may hereafter authorize Bank to debit payments due on the Credit Facilities, for the purpose of securing the payment of amounts Bank is authorized to deduct from the Account or such other accounts.  The security interest is granted only to the extent of such authorized deductions, and does not create a lien to secure any other obligation owed by Borrower to Bank, whether under this Agreement or otherwise.

3.             Covenants of Borrower.   Borrower promises to keep each of the covenants set forth below, unless Bank has waived compliance in writing.

3.1          Compliance with Laws; Maintenance of Business.  Borrower shall (a) comply with Requirements and shall maintain its existence and business operations in accordance therewith, (b) pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees, and other governmental monetary obligations (except as may be contested in good faith by proper proceedings if properly reflected on Borrower’s books, and (c) comply with the terms of any and all agreements entered into by Borrower with respect to its business operations, including but not limited to all franchise, licensing, or similar contracts or agreements, unless the failure to comply would not a have materially adverse effect on Borrower’s business, Borrower’s financial condition, or Borrower’s ability to repay the Credit Facilities.

3.2          Taxes; Additional Costs.  Borrower shall not deduct any taxes from any payments it makes to the Bank.  If any government authority imposes any taxes on any payments made by Borrower, Borrower shall pay the taxes and shall also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.  However, the Borrower will not pay the Bank’s net income taxes.  Additionally, Borrower shall pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency.  The costs and losses (a) will be allocated to the loan in a manner determined by the Bank, using any reasonable method, and (b) include the following: (i) any reserve or deposit requirements, and (ii) any capital requirements relating to the Bank’s assets and commitments for credit.

3.3          Insurance.

(a)           Borrower shall provide, maintain, and keep in force at all times until the Credit Facilities are paid in full and no further credit or financial accommodations are available to Borrower thereunder, any and all insurance Bank may from time to time require, covering (i) property damage (including loss of use and occupancy) to any of the Borrower’s properties, (ii) public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and (ii) any other insurance which is usual for the Borrower and/or Borrower’s business, all such insurance to be satisfactory to Bank as to amount, nature, and carrier.  Such insurance may include (A) comprehensive liability insurance naming Bank as an additional insured, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, with limits of not less than those required under current Bank policy, such insurance to be primary and noncontributory with any other insurance carried by Bank, and (B) such policy or policies of worker’s compensation insurance as may be required by applicable worker’s compensation insurance laws (including employer’s liability insurance, if required by Bank), covering all employees of Borrower.

(b)           All policies of insurance required by Bank shall be issued by companies approved by Bank having an A.M. Best’s rating acceptable to Bank, with limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions acceptable to Bank.  An approval by Bank is not, and may not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  Each policy of insurance required under the Loan Documents shall provide that it may not be modified or canceled without at least thirty (30) days’ prior written notice to Bank.  When any required insurance policy expires, Borrower shall furnish Bank with proof acceptable to Bank that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the expired policy.  Borrower shall also furnish evidence satisfactory to Bank that all premiums for such policy have been paid within thirty (30) days of renewal or issuance.  If Bank fails to receive such proof and evidence, Bank has the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it.  Borrower shall repay Bank immediately on demand for any advance for such premiums, which will be an additional loan to Borrower bearing interest at the Default Rate.  At Bank’s request, Borrower shall supply Bank with an original, countersigned original, or certified copy of any policy.

3.4          Payment of Expenses.  Borrower shall pay Bank’s reasonable costs and expenses incurred in connection with the making, disbursement, and administration of the Credit Facilities.  Borrower shall also pay any and all of Bank’s costs and expenses incurred in connection with any revisions, extensions, renewals, or “workouts” of any of the Credit Facilities, and in the exercise of any of Bank’s rights or remedies under this Agreement.  Such costs and expenses include charges for document review and preparation, reasonable legal fees and expenses of Bank’s counsel, and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank’s employees or agents or independent contractors.  Borrower acknowledges that amounts payable under this Section are not included in any loan or commitment fees for any of the Credit Facilities.  All such sums incurred by Bank and not immediately reimbursed by Borrower will be considered an additional loan to Borrower bearing interest at the Default Rate.

3.5          Financial and Other Information.  Borrower shall keep true and correct financial books and records, using GAAP, or such other accounting principles as Bank in its reasonable judgment may find acceptable from time to time.  Borrower shall provide to Bank the following:

(a)           Annual Financial Statements; Annual Report on Form 10-K.  Via either the Edgar System or Borrower’s Home Page, within ninety (90) days after the filing of Borrower’s Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

(b)           Interim Financial Statements; Quarterly Report on Form 10-Q.  For each fiscal quarter other than the last fiscal quarter of each fiscal year, via the Edgar System or Borrower’s Home Page, within forty-five (45) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q

(c)           Other Reports.  Via either the Edgar System or Borrower’s Home Page, promptly after the same become publicly available, copies of all periodic reports, proxy statements, and other materials filed by Borrower or any Affiliate of Borrower with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

(d)           Compliance Certificate.  Within forty-five (45) days after the end of each fiscal quarter, a certificate in the form attached hereto as Exhibit A (each, a “Compliance Certificate”), executed by Borrower’s chief financial officer or other officer or person acceptable to Bank, certifying (1) that Borrower is in compliance with the financial covenants set forth in this agreement, including the minimum Tangible Net

Worth, Fixed Charge Coverage Ratio, and current ratio requirements set forth in Sections 3.16, 3.17, and 3.18 below, (2) that the representations and warranties set forth in the Agreement are true and correct as of the date of the certificate, and (3) that, as of the date of the certificate, no default or Event of Default, or Unmatured Event of Default, has occurred and is continuing under the Agreement.

(e)           Other Information.  Promptly upon the request of Bank, such other information as Bank may reasonably request concerning the affairs and properties of Borrower.

Notwithstanding anything in this Section to the contrary, if for any reason the EDGAR System and/or Borrower’s Home Page are not available to Borrower as is required for making available the financial statements or reports referred to above, Borrower shall then furnish a copy of such financial statements or reports to Bank.

3.6          Notices.  Borrower shall notify Bank promptly in writing of any and all of the following:

(a)           Any existing and/or threatened litigation, claims, investigations, administrative proceedings, and similar actions affecting Borrower where, if monetary in nature, the amount claimed is or may be Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more, and which (i) is not dismissed within sixty (60) days of the filing thereof, and (ii) is not Covered by Insurance.

(b)           Any material adverse change in Borrower’s financial condition, any material adverse change in Borrower’s operations, or any other circumstance, event, or occurrence that results in a material adverse change in Borrower’s ability to timely perform any of its obligations under any of the Loan Documents.

(c)            Any notice that the Borrower’s business fails in any respect to comply with any Requirement, and/or any substantial dispute between the Borrower and any government authority.

(d)            Any (i) material dispute between the Borrower and any third party franchisor or licensor, where such party’s franchise or license is material to Borrower’s business, or (ii) any default or breach under any franchise agreement or license agreement to which Borrower is a party, where the franchise or license under such agreement is material to Borrower’s business.

(e)            Any change in the Borrower’s name, legal structure or business structure, state in which the Borrower has filed its entity incorporation or organizational documents, and/or location of its place of business or its chief executive office if it has more than one place of business, Borrower’s organizational identification number assigned by the state of its incorporation or organization, and/or any change in the location of Borrower’s books and records, which are currently located at Borrower’s chief executive office.

(f)             The institution of any steps by Borrower to withdraw from or terminate any employee benefit plan as to which Borrower may have liability.

(g)            Any default, Event of Default, or Unmatured Event of Default under any of the Loan Documents by Borrower and any alleged breach or default any of the Loan Documents by Bank.

3.7          Audits.  Borrower shall allow Bank and its agents to inspect Borrower’s properties and examine, audit, and make copies of Borrower’s books and records at any reasonable time.  If any of Borrower’s properties, books, or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank’s requests for information concerning such properties, books and records.

3.8          Keeping Guarantors and Third Party Pledgors Informed.  If any Credit Facility is guaranteed at any time, or of any third party has pledged or hypothecated any collateral for any Credit Facility, Borrower shall keep each such Guarantor and/or third party pledgor informed of Borrower’s financial condition and business operations, and any and all other circumstances that may affect Borrower’s ability to pay or perform its obligations under the Loan Documents.  However, any failure to do so shall not give rise to any defense to any Guarantor and/or third party pledgor.

3.9          Use of Proceeds.  Borrower shall use the Loans for the purposes described in Recital A. above unless other wise agreed in writing by Bank.

3.10        Performance of Acts.  Upon Bank’s request, Borrower shall perform all acts necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

3.11        Maintenance of Properties; Preservation of Rights.  Borrower shall make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.  Borrower shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of Borrower’s business.

3.12        Indemnity Regarding Hazardous Substances and Other Risks.  Borrower indemnifies, defends, and holds the Indemnified Parties harmless for, from, and against any and all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties, and losses (including sums paid in settlement of claims and all reasonable consultant, expert and legal fees and expenses of Bank’s counsel), and any resulting damages, harm or injuries to the person or property of any third parties, directly or indirectly arising out of or resulting from (a) the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Substance by Borrower or any of its affiliates, and the officers, directors, employees, and agents of each of them, (d) any failure to satisfy any Requirements, (e) breach of any representation or warranty made or given by Borrower to any of the Indemnified Parties, and/or (f) any claim or cause of action of any kind by any party that any Indemnified Party is liable for any act or omission of Borrower or any other person or entity in connection with the ownership or operation or Borrower’s business or any property of Borrower, excepting those arising out of, or resulting, solely from the applicable Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding, anything to the contrary in any other Loan Document, the provisions of this Section shall survive the termination of this Agreement and the repayment of any and/or all of the Credit Facilities.

3.13        Other Debts.  Except as otherwise disclosed in writing to Bank prior to the date of this Agreement or provided herein or in any other Loan Document, without Bank’s prior written consent, Borrower shall not have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or become liable for the debts of others.  This does not prohibit:

(a)           Acquiring goods, supplies, or merchandise on normal trade credit.

(b)           Endorsing negotiable instruments received in the usual course of business.

(c)           Debts, lines of credit, and/or leases in existence on the date of this Agreement previously disclosed in writing to Bank.

3.14        Other Liens.  Except as otherwise disclosed in writing to Bank prior to the date of this Agreement or provided herein or in any other Loan Document, without Bank’s prior written consent, Borrower shall not create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns, except:

(a)           Security agreements and other security instruments in favor of Bank.

(b)           Liens for taxes not yet due.

(c)           Liens outstanding on the date of this Agreement previously disclosed in writing to the Bank.

3.15        Negative Covenants.  Without Bank’s prior written consent, Borrower shall not:

(a)            engage in any business activities substantially different from Borrower’s present business;

(b)            liquidate or dissolve Borrower’s business;

(c)            lease or dispose of all or a substantial part of Borrower’s business or Borrower’s assets;

(d)            enter into any consolidation, merger, pool, joint venture, syndicate or other combination;

(e)            acquire or purchase a business or its assets;

(f)             sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets;

(g)            make any loans, advances, or other extensions of credit to anyone; or

(h)            sell or make any distribution of Borrower’s assets that could adversely affect Borrower’s financial condition.

3.16        Tangible Net Worth.  Borrower shall maintain Tangible Net Worth as of the end of each fiscal quarter in an amount of at least Seventeen Million Five Hundred Thousand and No/100 Dollars ($17, 500,000.00) (the “Minimum TNW Amount”); provided, however, that such Minimum TNW Amount shall be increased annually, as of the end of each fiscal year of Borrower, by an amount equal to fifty percent (50%) of Borrower’s positive net income in accordance with GAAP.

3.17        Fixed Charge Coverage Ratio.  Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.20 to 1.00.  This Fixed Charge Coverage Ratio shall be tested quarterly on a rolling four (4) quarter basis, calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the three (3) immediately preceding fiscal quarters.

3.18        Current Ratio.  Borrower shall maintain, a ratio of current assets to current liabilities of at least 1.50 to 1.00.  This current ratio shall be tested quarterly.  For purposes of this calculation of Borrower’s current ratio, borrowings under Facility 1 shall be deemed to be current liabilities.

3.19        Employee Benefit Plans; ERISA Compliance.  Borrower shall at all times maintain, and cause each Guarantor to at all times maintain, each employee benefit plan as to which Borrower, or any Guarantor, as the case may be, may have any liability, in compliance with all applicable laws, rules, and regulations.  Borrower shall at all times comply with, and cause each Guarantor to comply with, the provisions of ERISA with respect to any retirement or other employee benefit plan to which it/they is/are a party as employer.  As soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower or any Guarantor has occurred, it shall furnish to Bank a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower or applicable Guarantor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

4.             Representations and Warranties.  Borrower promises that each representation and warranty set forth below is and will be true, accurate and correct as of the date of this Agreement.  Each Request for Credit delivered to Bank will be deemed a reaffirmation of each and every representation and warranty made by Borrower in this Agreement.

4.1          Authority; Enforceability.  Borrower has complied with any and all laws and regulations concerning its organization, existence, and the transaction of its business.  Borrower is authorized to execute, deliver, and perform its obligations under the Loan Documents.  Those documents are valid and binding obligations of Borrower.

4.2          Compliance With Law.  Borrower is familiar and has complied with all of the Requirements, as well as all other applicable laws, regulations, and ordinances.  No provision or obligation of Borrower contained in any of the Loan Documents violates any of the Requirements or any order or ruling of any court or governmental entity.

4.3          No Violation.  The execution and delivery of this Agreement and the other Loan Documents and performance by Borrower of its obligations hereunder and thereunder will not result in a default under any other material agreement to which Borrower is a party.

4.4          No Claims.  No claims, actions, proceedings, or investigations are pending against Borrower, except for those previously disclosed by Borrower to Bank in writing.  To the best of Borrower’s knowledge, no threat of any such claim, action, proceeding, or investigation exists, except for those previously disclosed by Borrower to Bank in writing.

4.5          Financial Information.  All financial information delivered to Bank, including all information relating to the financial condition of Borrower and/or any of its Affiliates fairly and accurately represents the financial condition being reported on as of its date.  All such information is prepared in accordance with GAAP consistently applied, unless otherwise noted.  There has been no material adverse change in the financial condition of Borrower and/or any of its Affiliates, except as previously disclosed to Bank in writing in later financial information and found acceptable to Bank in its sole and absolute discretion.

4.6          Accuracy.  All reports, documents, instruments, information, and forms of evidence delivered to Bank concerning the Credit Facilities or required by this Agreement, any loan commitment, and/or the other Loan Documents are accurate, correct, and sufficiently complete to give Bank true and accurate knowledge of their subject matter.  None of them contains any misrepresentation or material omission.

4.7          Taxes.  Borrower has filed all required state, federal, and local income tax returns and has paid all taxes when due and payable.  Borrower knows of no basis for any additional assessment of taxes.

4.8          Borrower Not a “Foreign Person”.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

4.9          No Breaches or Defaults. No event has occurred and is continuing which would constitute a default or Event of Default (as defined in the applicable document) or an Unmatured Event of Default under any of the Loan Documents.

4.10        Disclosure to Guarantors and Third Parties.  Before any Guarantor and/or any other third party (if any) became obligated in connection with the Credit Facilities (or any of them) or under any of the Loan Documents, Borrower made full disclosure to that Guarantor and/or third party trustor or pledgor regarding Borrower’s financial condition and business operations, and all other circumstances bearing upon Borrower’s ability to pay and perform its obligations under the Loan Documents.

5.             Default and Remedies.

5.1          Events of Default.  An Event of Default will occur under this Agreement upon the occurrence of any of the following events:

(a)           Borrower fails to make any payment of principal or interest under the Note within ten (10) days after the date when due; or

(b)           Borrower fails to comply with any provision or covenant contained in this Agreement calling for the payment of money and does not cure that failure within ten (10) days after written notice from Bank; or

(c)           Borrower or any Guarantor becomes insolvent or the subject of any Insolvency Proceeding, or any such party consents to the appointment or taking of possession by a receiver (or similar official) with respect to its business or property, or makes an assignment for the benefit of creditors; provided, however, that any involuntary Insolvency Proceeding shall not be considered an Event of Default hereunder if it is either (i) consented to in writing by Bank, or (ii) dismissed within ninety (90) days of the filing thereof; or

(d)           Borrower or any Guarantor dissolves or liquidates; or

(e)           Any representation or warranty when made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

(f)            A material adverse change in Borrower’s or any Guarantor’s financial condition, or an event or condition materially impairing Borrower’s or any Guarantor’s ability to repay the Loan occurs; or

(g)           Borrower fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower has with Bank or any affiliate of Bank; or

(h)           Any Guarantor fails to meet the conditions of, or fails to perform any obligation under, any other agreement any of Guarantor or such affiliated person has with Bank or any affiliate of Bank (subject to applicable notice and cure periods); or

(i)            Borrower defaults under any agreement in connection with any credit in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more that Borrower has obtained from anyone else if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation; or

(j)            Any Guarantor defaults under any agreement in connection with any credit in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more that Guarantor has obtained from anyone else if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation (each subject to applicable notice and cure periods); or

(k)           Any of the following occurs:  (i) a lawsuit is filed against Borrower or any Guarantor where the amount claimed is Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more and which (A) is not dismissed within sixty (60) days of the filing thereof, and (B) is not Covered by Insurance, (ii) a judgment or judgments are entered against Borrower or any Guarantor, or (iii) any government authority takes action materially adversely affecting Borrower’s or any Guarantor’s ability to repay the Loan; or

(l)            Bank fails to have an enforceable first-priority lien on or first-priority security interest in any property given as security for the Loan (except as otherwise agreed by Bank in writing); or

(m)          Under any of the Loan Documents, a default or an Event of Default (as defined in that document, subject to applicable notice and cure periods) occurs.

(n)           A default or Event of Default (as defined in that document, subject to applicable notice and cure periods) occurs under any Guaranty, or any Guaranty becomes unenforceable for any reason, or any Guarantor purports to revoke or terminate its Guaranty; or

(k)           Borrower has failed to timely deliver to Bank any Compliance Certificate, or fails to maintain (i) the minimum Tangible Net Worth required under Section 3.16, or (ii) the minimum Fixed Charge Coverage Ratio required under Section 3.17, or (iii) the minimum current ration required under Section 3.18; or

(l)            Borrower fails to comply with any provision contained in this Agreement, other than those events specifically referred to above and thus set out as separate Events of Default in this Section 5.1.

5.2          Remedies.

(a)           If an Event of Default occurs under this Agreement, Bank may exercise any right or remedy under any of the Loan Documents or otherwise available at law or in equity, and all of Bank’s rights and remedies are cumulative.  If any Event of Default occurs, Bank’s obligation to lend under the Loan

Documents automatically terminates, and Bank in its sole and absolute discretion may withhold any one or more disbursements.  Bank may also withhold any one or more disbursements after an Unmatured Event of Default occurs and is continuing.  By making any disbursement under any Credit Facility, Bank will not be deemed to have waived any Event of Default unless Bank agrees otherwise in writing in each instance.

(b)           If Borrower becomes the subject of any Insolvency Proceeding (which, if an involuntary Insolvency Proceeding has not been (i) consented to in writing by Bank, or (ii) dismissed within ninety (90) days of the filing thereof), all of Borrower’s obligations under the Loan Documents automatically become immediately due and payable upon the filing of the petition commencing such proceeding, all without notice of default, presentment or demand for payment, protest, or notice of nonpayment or dishonor, or other notices or demands of any kind or character.  Upon the occurrence of any other Event of Default, all of Borrower’s obligations under the Loan Documents may become due and payable immediately without notice of default, presentment, or demand for payment, protest, or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank’s option, exercisable in its sole and absolute discretion.  If such acceleration occurs, Bank may apply any undisbursed loan funds and any sums in the Account (if any) to Borrower’s obligations under the Loan Documents, in any order and proportions as Bank may determine in its sole and absolute discretion.

(c)           As security for the payment and performance of all obligations of Borrower under the Loan Documents, Borrower hereby grants Bank a security interest in, a lien on, and an express contractual right to set off against all depository account balances, cash, and any other property of Borrower now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account.  Without limiting the foregoing, the security interest granted herein and the right of setoff granted to Bank hereunder is intended to cover and include the Account.  Bank may, at any time upon the occurrence of any default or Event of Default or Unmatured Event of Default under this Agreement or any other Loan Document, setoff against any amounts outstanding under any of the Credit Facilities whether or not such Credit Facility or any portion thereof is then due or has been accelerated, all without any advance or contemporaneous notice of demand of any kind to Borrower, such notice and demand being expressly waived.

6.             Waiver of Jury Trial.  BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OR OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DISCUSSIONS, DEALINGS, OR ACTIONS OF THE PARTIES TO THIS AGREEMENT OR EITHER OF THEM (WHETHER ORAL OR WRITTEN) WITH RESPECT THERETO, OR TO THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AT LAW OR IN EQUITY, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY A TRIAL COURT WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY HEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.  BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF THIS AGREEMENT AND EACH OTHER DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK IN MAKING THE LOAN.  BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

7.             Miscellaneous Provisions.

7.1          No Waiver; Consents.  Each waiver by Bank must be in writing, and no waiver may be construed as a continuing waiver.  No waiver shall be implied from Bank’s delay in exercising or failure to exercise any right or remedy against Borrower.  Bank’s consent to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Bank’s consent to be obtained in any future or other instance.  All Bank’s rights and remedies are cumulative.

7.2          Standard for Bank Approvals; Purpose and Effect of Bank Approval. Unless a different standard is specifically prescribed, (a) all documents and items submitted to Bank under this Agreement or under the other Loan Documents must be acceptable to Bank in its sole and absolute discretion, and (b) consents and approvals by Bank required under this Agreement or under the other Loan Documents shall be in Bank’s sole and absolute discretion.  Bank’s approval of any matter in connection with any Credit Facility is for the sole purpose of protecting Bank’s and rights.  No such approval shall result in a waiver of any default of Borrower.  In no event shall Bank’s approval be a representation of any kind with regard to the matter being approved.

7.3          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their permitted successors and assigns.  No trust fund is created by this Agreement, and no other persons or entities have any right of action under this Agreement or any right to any funds, credit, or financial accommodation under any Credit Facility.

7.4          Joint and Several Liability.  If more than one person or entity executes this Agreement as Borrower, each shall be jointly and severally liable to Bank for the faithful performance of the obligations of Borrower under this Agreement and the other Loan Documents.

7.5          Notices.  All notices given under this Agreement shall be in writing and be given by personal delivery, overnight receipted courier (such as UPS, Airborne, or Federal Express) or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature.  Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above.  Addresses for notice may be changed by any party by notice to any other party in accordance with this Section.  If Borrower is a partnership, service of any notice on any general partner of Borrower is effective service on Borrower for all purposes. If more than one person or entity executes this Agreement as Borrower, service of any notice on any one Borrower shall be effective service on all Borrower parties for all purposes.

7.6          Actions.  Bank shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding that might affect its security or its rights, duties, or liabilities relating to the Credit Facilities or any of the Loan Documents.  Borrower shall pay promptly on demand all of Bank’s out-of-pocket costs, expenses, and reasonable legal fees and expenses of Bank’s counsel incurred in those actions or proceedings.

7.7          Attorneys’ Fees.  In any lawsuit or arbitration arising out of or relating to this Agreement, the Loan Documents or any of the Credit Facilities, the prevailing party will be entitled to recover from each other party such sums as the court or arbitrator adjudges to be reasonable attorneys’ fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law.  In all other actions or proceedings, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank’s costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or protecting Bank’s rights or interests.  From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.  Whenever Borrower is obligated to pay or reimburse Bank for any attorneys’ fees, those fees include the allocated costs for services of in-house counsel, to the extent not prohibited by applicable law.

7.8          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to the choice of law rules of that State, except to the extent that any of such laws may now or hereafter be preempted by Federal law.  Borrower consents to the jurisdiction of any Federal or State court within the State of Arizona, submits to venue in such state, and also consents to service of process by any means authorized by Federal law or the law of such state.  Without limiting the generality of the foregoing, Borrower hereby waives and agrees not to assert by way of motion, defense, or otherwise in such suit, action, or proceeding, any claim that (i) Borrower is not subject to the jurisdiction of the courts of the above-referenced state or the United States District Court for such state, or (ii) such suit, action, or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action, or proceeding is improper.

7.9          Heirs, Successors, and Assigns; Participations.  The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement or any rights under any Credit Facility, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance.  Bank in its sole and absolute discretion may sell or assign any Credit Facility or participations or other interests in all or part of Credit Facility on the terms and subject to the conditions of the Loan Documents, all without notice to or the consent of Borrower.  Also without notice to or the consent of Borrower, Bank or its affiliates may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank and to any actual or prospective purchaser or assignee of any participation or other interest in any Credit Facility (whether under this Agreement or otherwise), any financial or other information, data or material in Bank’s possession relating to Borrower or any Credit Facility.

7.10        Relationships With Other Bank Customers.  From time to time, Bank may have business relationships with Borrower’s customers, suppliers, contractors, tenants, partners, members, shareholders, officers, or directors, or with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from, or lend to Borrower.  Borrower agrees that Bank may extend credit to such parties and take any action it deems necessary to collect the credit, regardless of the effect that such extension or collection of credit may have on Borrower’s financial condition or operations.  Borrower further agrees that in no event shall Bank be obligated to disclose to Borrower any information concerning any other Bank customer.

7.11        Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision.  If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.

7.12        Interpretation.  Whenever the context requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and each gender shall include any other gender.  The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement.  Whenever any provision of this Agreement, including any representation, covenant, or Event of Default contained herein, applies to a guarantor, third party pledgor, or any other party to any Loan Document other than Borrower, such provision only applies to such party during the time that such party’s guaranty, pledge, or other Loan Document, as applicable, remains in effect.

7.13        Amendments.  This Agreement may not be modified or amended except by a written agreement signed by the party against whom enforcement is sought.

7.14        Counterparts.  This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts constitute but one and the same document.

7.15        Language of Agreement.  The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.

7.16        Exchange of Information.  Borrower agrees that Bank may exchange or disclose financial and other information about Borrower with or to any of Bank’s affiliates or other related entities and with any party that acquires a participation or other interest in all or part of any Credit Facility.

7.17        Survival.  The representations, warranties, acknowledgments, and agreements set forth herein shall survive the date of this Agreement.

7.18        Further Performance.  Borrower, whenever and as often as they shall be requested by Bank, shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered to Bank, such further instruments and documents, and do any and all things as may be requested, in order to carry out the intent and purpose of this Agreement and the other Loan Documents.

7.19        Time is of the Essence.  Time is of the essence in the performance of this Agreement and the other Loan Documents by Borrower, and each and every term thereof.

7.20        Recitals.  The recitals to this Agreement set forth above in the “Factual Background” are true, complete, accurate, and correct, and such recitals are incorporated hereby by reference.

7.21        Loan Commission.  Except as otherwise agreed in writing by Bank:  (a) Bank shall not be obligated to pay any brokerage commission or fee in connection with or arising out of any Credit Facility, and (b) Borrower shall pay any and all brokerage commissions or fees arising out of or in connection with the Credit Facilities.

7.22        Patriot Act Provisions.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (as such maybe amended or recodified from time to time, the “Patriot Act”):

(a)           Important Information About Procedures for Opening a New Account.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Borrower is hereby notified that when Borrower opens an account, including but not limited to any Borrower’s Funds Account, and any reserve account that may be required pursuant to the terms of this Agreement, (i) if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s legal organizational documents or other identifying documents, and (ii) if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s driver’s license or other identifying documents.

(b)           Government Regulation.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

7.23        Integration and Relation to Loan Commitment.  The Loan Documents (a) integrate all the terms and conditions mentioned in or incidental to this Agreement, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including Bank’s loan commitment to Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties.  No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first above written.

“BORROWER”

POORE BROTHERS, INC.,		Address for notices to Borrower: Poore Brothers, Inc., 3500 S La Cometa Drive Goodyear, Arizona 85338 Attention: Rick Finkbeiner
a Delaware corporation

By:	/s/ Rick Finkbeiner
Rick Finkbeiner, Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

“BANK”

U.S. BANK NATIONAL ASSOCIATION,		Address for notices to Bank: U.S. Bank National Association 101 North First Avenue, Suite 1600 Phoenix, AZ 85003 Attention: Commercial Banking
a national banking association

By:	/s/ Bradley Parker
Bradley D. Parker, Senior Vice President